Exhibit 4.11
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2021, Genocea Biosciences Inc. (“Genocea,” “we,” “our,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, $0.001 par value per share.
DESCRIPTION OF CAPITAL STOCK
The following summary of the terms of our capital stock is based upon our restated certificate of incorporation (the “Certificate of Incorporation”), and our amended and restated bylaws (the “Bylaws”). The summary is not complete, and is qualified by reference to our Certificate of Incorporation and our Bylaws, which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Certificate of Incorporation, our Bylaws, and the applicable provisions of the Delaware General Corporation Law for additional information.
Authorized Shares of Capital Stock
Our authorized capital stock consists of 225,000,000 shares of our common stock, par value $0.001 per share, and 25,000,000 shares of our preferred stock, par value $0.001 per share. As of March 15, 2022, we had 58,733,759 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding.
Listing
Our common stock is listed and principally traded on The Nasdaq Capital Market under the symbol “GNCA.”
Voting Rights
Each holder of shares of our common stock is entitled to one (1) vote for each share held of record by such holder on the applicable record date on all matters submitted to a vote of shareholders. Pursuant to our Certificate of Incorporation, shareholders do not have the right to vote cumulatively.
Dividend Rights
Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as the board of directors may from time to time determine.
Conversion or Redemption Rights
Our common stock is neither convertible nor redeemable.
Liquidation Rights
Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.
Rights and Preferences
Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 462 South 4th Street, Suite 1600, Louisville, KY 40202.

Warrants
As of March 15, 2022, we had the following warrants outstanding:
•warrants exercisable for an aggregate of 3,616,944 shares of our common stock at an exercise price of $9.60 per share that expire on January 18, 2023 and may be exercised at any time and from time to time, in whole or in part.
•warrants exercisable for an aggregate of 41,177 shares of our common stock at an exercise price of $6.80 per share that expire on April 24, 2023 and may be exercised at any time and from time to time, in whole or in part.
•warrants exercisable for an aggregate of 932,812 shares of our common stock at an exercise price of $4.52 per share that expire on February 14, 2024 and may be exercised at any time and from time to time, in whole or in part.
•warrants exercisable for an aggregate of 531,250 shares of our common stock for which the aggregate exercise price was partially paid by the holders of the warrants on or prior to the date of issuance, which warrants expire on February 14, 2039 and may be exercised at any time and from time to time, in whole or in part, by payment of the remaining aggregate exercise price.
•warrants exercisable for an aggregate of 33,613,442 shares of our common stock at an exercise price of $2.25 per share that expire on July 24, 2024 and may be exercised at any time and from time to time, in whole or in part.
•warrants exercisable for an aggregate of 12,222,538 shares of our common stock for which the aggregate exercise price was partially paid by the holders of the warrants on or prior to the date of issuance, which may be exercised at any time and from time to time, in whole or in part, by payment of the remaining aggregate exercise price.
•warrants exercisable for an aggregate of 43,478 shares of our common stock at an exercise price of $3.45 per share that expire on February 18, 2026 and may be exercised at any time and from time to time, in whole or in part.
Each of the foregoing warrants have a net exercise provision under which their holders may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our stock at the time of exercise of the warrants after deduction of the aggregate exercise price. These warrants contain provisions for adjustment of the exercise price and number of shares issuable upon the exercise of warrants in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations.
Except for the right to participate in certain dividends and distributions and as otherwise provided in the warrants or by virtue of such holder’s ownership of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.
Our warrant agent is Computershare Trust Company, N.A.
Anti-Takeover Effects of Our Certificate of Incorporation and Our Bylaws
Our Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the company unless such takeover or change in control is approved by the board of directors.

These provisions include:
Classified Board. Our Certificate of Incorporation provides that our board of directors is divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board. Our Certificate of Incorporation also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our board of directors.
Action by Written Consent; Special Meetings of Stockholders. Our Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Certificate of Incorporation and Bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can be called only by or at the direction of the board of directors pursuant to a resolution adopted by a majority of the total number of directors. Except as described above, stockholders are not be permitted to call a special meeting or to require the board of directors to call a special meeting.
Removal of Directors. Our Certificate of Incorporation provides that our directors may be removed only for cause by the affirmative vote of at least 75% of the voting power of our outstanding shares of capital stock, voting together as a single class. This requirement of a supermajority vote to remove directors could enable a minority of our stockholders to prevent a change in the composition of our board.
Advance Notice Procedures. Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting are only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.
Super Majority Approval Requirements. The Delaware General Corporation Law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws requires a greater percentage. Our Certificate of Incorporation and Bylaws provide that the affirmative vote of holders of at least 75% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal the bylaws. This requirement of a supermajority vote to approve amendments to our bylaws could enable a minority of our stockholders to exercise veto power over any such amendments.
Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.
Exclusive Forum. Our Certificate of Incorporation provides that, subject to limited exceptions, the state and federal courts located in the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation or our Bylaws or (4) any other action asserting a claim against us that is governed by the internal affairs doctrine. Further, Certificate of Incorporation provides that, subject to limited exceptions, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in our Certificate of Incorporation to be inapplicable or unenforceable.
Section 203 of the Delaware General Corporation Law
We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation's voting stock.
Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.